Exhibit (a)(1)(H)

FORM OF CONFIRMATION E-MAIL TO EMPLOYEES OF ACCEPTANCE OF EXCHANGED OPTIONS AND

EXCHANGED STOCK SETTLED APPRECIATION RIGHTS

AND GRANT OF RESTRICTED STOCK UNITS

The Virage Logic Corporation offer to exchange outstanding stock options (“Options”) and/or stock settled appreciation rights (“SSARs”) for restricted stock units expired at 5:00 p.m., Pacific Time (U.S.) on June 27, 2008. This e-mail confirms that on June 30, 2008, we accepted for exchange and cancelled the Option grants and/or SSAR grants you tendered for exchange with your Election Form. Upon the terms and subject to the conditions described in the Offer to Exchange and your Election Form, on June 30, 2008, we granted to you in exchange for your cancelled Option grants and/or SSAR grants restricted stock units. You will soon receive a restricted stock unit agreement for each such grant (in the form previously provided to you, but with your personal information included), which you will be required to accept, execute and submit to us in accordance with the instructions that will be provided with that agreement.

You should direct any questions to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: christine.russell@viragelogic.com